UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported:   June 10, 2002

CENTURYTEL, INC.

(Exact name of registrant as specified in its charter)

Louisiana	1-7784	72-0651161
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 CenturyTel Drive

Monroe, Louisiana

71203

(Address of principal executive offices)	(Zip Code)

(318) 388-9000

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events.

            On June 10, 2002, five of our executive officers or directors entered into 10b5-1 sales plans with Morgan Stanley DW Inc., pursuant to which Morgan Stanley will undertake to sell an aggregate of 343,640 shares of our common stock on behalf of these plan participants.  Commencing on the third business day following the date we announce our operating results for the second quarter of 2002, these plans provide for daily sales of stock, subject to certain price and volume restrictions and other contingencies.  Each plan will terminate upon the earlier of (i) the date that all of the plan shares are sold, (ii) the date the plan participant elects to terminate his plan, or (iii) the "plan termination date," if any, listed in the table below.

            All of the shares subject to sale under the plans are issuable under currently outstanding stock options, most of which expire on December 29, 2002.  We have been advised that each plan participant intends to use the sales proceeds to pay the exercise price and taxes associated with his exercise of stock options and to diversify his holdings for financial planning purposes.

            Set forth below is specific information on each sales plan:

Name of Seller	Title	Maximum Number of Option Shares to be Sold	Plan Termination Date
Glen F. Post, III	Chairman of the Board, President and Chief Executive Officer	111,750	December 29, 2002
Harvey P. Perry	Executive Vice President, General Counsel & Chief Administrative Officer	85,553	---
R. Stewart Ewing, Jr.	Executive Vice President and Chief Financial Officer	32,868	December 29, 2002
David D. Cole	Senior Vice President - Operations Support	13,469	December 29, 2002
W. Bruce Hanks	Director	100,000	---
	TOTAL	343,640

            Each of these individuals and other of our directors and officers may engage in other transactions in our securities outside the scope of 10b5-1 plans.  Except as may become required by applicable law, we do not undertake to report modifications, terminations or other activities under the plans summarized above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CenturyTel, Inc.

By:	/s/ Neil A. Sweasy
Neil A. Sweasy
Vice President and Controller

Dated:  June 28, 2002